Exhibit 10.69

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made and effective as of the date specified in Schedule I hereto (the “Grant Date”), by and between the issuer specified in Schedule I hereto (the “Company”) and you.

The Company has adopted the incentive plan that governs the Options specified in Schedule I hereto (as has been or may hereafter be amended, the “Plan”), a copy of which is attached via a link at the end of this online Agreement as Exhibit A and, by this reference, made a part hereof.  Capitalized terms used and not otherwise defined in this Agreement will have the meanings ascribed to them in the Plan.

Pursuant to the Plan, the Plan Administrator has determined that it would be in the interest of the Company and its stockholders to grant you an Award of Options, subject to the conditions and restrictions set forth in this Agreement and in the Plan, in order to provide you with additional remuneration for services rendered, to encourage you to remain in the service or employ of the Company or its Subsidiaries and to increase your personal interest in the continued success and progress of the Company.

The Company and you therefore agree as follows:

1.Definitions.  The following terms, when used in this Agreement, have the following meanings, except as otherwise defined in Schedule I hereto:

“Agreement” has the meaning specified in the preamble to this Agreement.

“Business Day” means any day on which stock exchanges in the United States are open for trading.

“Cause” has the meaning specified as “cause” in Section 10.2(b) of the Plan.

“Close of Business” means, on any day, 4:00 p.m., New York, New York time.

“Common Stock” has the meaning specified in Schedule I hereto.

“Company” has the meaning specified in the preamble to this Agreement.

“Confidential Information” has the meaning specified in Section 11 (Confidential Information).

“Disability” has the meaning specified as “Disability” in Section 2.1 of the Plan.

“Employment Termination Date” means the date of termination of your employment with the Company or a Subsidiary, as applicable.

“Exercise Notice” has the meaning specified in Section 4(i)(1) (Manner of Exercise).

“Forfeitable Benefits” has the meaning specified in Section 29 (Forfeiture for Misconduct and Repayment of Certain Amounts).

“Grant Date” has the meaning specified in the preamble to this Agreement.

“Misstatement Period” has the meaning specified in Section 29 (Forfeiture for Misconduct and Repayment of Certain Amounts).

“Option(s)” has the meaning specified in Section 2 (Award).

“Option Exercise Price” means, with respect to each type of Common Stock for which Options are granted hereunder, the amount specified in Schedule I hereto as the Option Exercise Price for such Common Stock.

“Option Termination Date” has the meaning specified in Schedule I hereto.

“Plan” has the meaning specified in the preamble to this Agreement.

“Plan Administrator” has the meaning specified in Section 13 (Plan Administrator).

“Required Withholding Amount” has the meaning specified in Section 5 (Mandatory Withholding for Taxes).

“Section 409A” has the meaning specified in Section 28 (Code Section 409A).

“Year of Continuous Service” means a consecutive 12-month period, measured by your  hire date (as determined by the Company) and the anniversaries of that date, during which you are employed by the Company or a Subsidiary (or an applicable predecessor of the Company) without interruption.  If you were employed by a Subsidiary at the time of such Subsidiary’s acquisition by the Company, your employment with the Subsidiary prior to the acquisition date will be included in determining your Years of Continuous Service unless the Plan Administrator, in its sole discretion, determines that such prior employment will be excluded.

2.Award.  In consideration of your covenants and promises herein, the Company hereby awards to you as of the Grant Date nonqualified Options to purchase from the Company at the applicable Option Exercise Price the number and type of shares of Common Stock authorized by the Plan Administrator and set forth in the notice of online grant delivered to you pursuant to the Company’s online grant and administration program, subject to the conditions and restrictions set forth in this Agreement and in the Plan (the “Options”).
3.Vesting.  Unless otherwise determined by the Plan Administrator in its sole discretion, the Options will vest and become exercisable in accordance with the General Vesting provisions specified in Schedule I hereto, subject to your continuous employment with the Company or a Subsidiary from the Grant Date through the applicable vesting dates. Notwithstanding the foregoing, unless otherwise determined by the Plan Administrator in its sole discretion or except as otherwise specified in Schedule I hereto:
(a)Termination for any Reason Other than Disability, Death or for Cause.  All unvested Options will be forfeited on the Employment Termination Date if your employment terminates for any reason other than by reason of your Disability (when Cause does not then exist) or your death, or for Cause.

(b)Disability and Death. All Options will vest and become exercisable on the Employment Termination Date if (i) your employment terminates by reason of your Disability (when Cause does not then exist) or (ii) you die while employed by the Company or a Subsidiary.
(c)Termination for Cause. All vested and unvested Options will be forfeited on the Employment Termination Date if your employment with the Company or a Subsidiary is terminated for Cause.
(d)Approved Transaction, Board Change or Control Purchase.  The Options may become vested and exercisable in accordance with Section 10.1(b) of the Plan in the event of an Approved Transaction, Board Change or Control Purchase following the Grant Date.
(e)Miscellaneous.
(i)Rounding. Any fractional portions of an Option that do not vest because of rounding down will vest and become exercisable on the earliest succeeding vesting date on which the cumulative fractional portions of such Options equals or exceeds one whole Option, with any excess fractional portions remaining subject to future vesting accordingly.
(ii)Qualifying Service. For purposes of this Agreement, continuous employment means the absence of any interruption or termination of employment or service as an employee, officer or consultant of or to the Company or a Subsidiary, as applicable, and references to termination of employment (or similar references) shall include termination of employment or service as an employee, officer or consultant of or to the Company or a Subsidiary, as applicable. Unless the Plan Administrator otherwise determines in its sole discretion, a change of your employment or service from the Company to a Subsidiary or from a Subsidiary to the Company or another Subsidiary will not be considered a termination of your employment for purposes of this Agreement if such change of employment or service is made at the request or with the express consent of the Company.  Unless the Plan Administrator otherwise determines in its sole discretion, however, any such change of employment or service that is not made at the request or with the express consent of the Company will be a termination of your employment within the meaning of this Agreement.
4.Manner of Exercise.  You may exercise the Options that vest and become exercisable, in whole or in part, at any time and from time to time, except as otherwise provided herein.  Options will be considered exercised (as to the number and type of Options specified in the Exercise Notice defined below in subclause (i)(1) of this Section 4) on the latest of (a) the date of exercise designated in the Exercise Notice, (b) if the date so designated is not a Business Day, the first Business Day following such date or (c) the earliest Business Day by which:
(i)the Company has received all of the following:
(1)written or electronic notice, in such form as the Plan Administrator may require, containing such representations and warranties as the Plan Administrator may require and designating, among other things, the date of exercise and the number and type of shares of Common Stock to be purchased by exercise of the Options (the “Exercise Notice”);

(2)payment of the applicable Option Exercise Price for each share of Common Stock to be purchased by exercise in any (or a combination) of the following forms: (A) cash, (B) check, or (C) at the option of the Company, the delivery of irrevocable instructions via the Company’s online grant and administration program for the Company to withhold the number of shares of Common Stock (valued at the Fair Market Value of such Common Stock on the date of exercise) required to pay such Option Exercise Price (and, if applicable, the Required Withholding Amount as described in Section 5 (Mandatory Withholding for Taxes)) that would otherwise be delivered by the Company to you upon exercise of the Options; and
(3)any other documentation that the Plan Administrator may reasonably require; and
(ii)you have satisfied any other conditions established or adopted by the Plan Administrator from time to time, as contemplated by Section 3.3 of the Plan, with respect to the exercise of Options.
5.Mandatory Withholding for Taxes.  You acknowledge and agree that the Company will deduct from the shares of Common Stock otherwise payable or deliverable upon exercise of any Options that number of shares of the applicable Common Stock (valued at the Fair Market Value of such Common Stock on the date of exercise) that is equal to the amount of all national, federal, state and other local or governmental taxes and social security costs and charges or similar contributions (wheresoever arising) required to be withheld by the Company or any Subsidiary of the Company upon such exercise, as determined by the Company (the “Required Withholding Amount”), unless provisions to pay such Required Withholding Amount have been made to the satisfaction of the Company.  For the avoidance of doubt, the Company may allow for tax withholding in respect of the exercise of any Options up to the maximum withholding rate applicable to you.
6.Payment or Delivery by the Company.  As soon as practicable after receipt of all items referred to in Section 4 (Manner of Exercise), subject to (a) the withholding referred to in Section 5 (Mandatory Withholding for Taxes), (b) Section 12 (Right of Offset), and (c) Section 17 (Amendment), and except as otherwise provided herein as may be determined by the Plan Administrator, the Company will cause to be issued and transferred to a brokerage account, or registered through the Company’s stock transfer agent for your benefit, book-entry transfers registered in your name for that number and type of shares of Common Stock purchased by exercise of the Options.  Any delivery of securities will be deemed effected for all purposes when (i) in the case of a book-entry transfer, at the time the Company’s stock transfer agent initiates the transfer of such securities to a brokerage account through the Company’s stock transfer agent for your benefit or (ii) the Plan Administrator has made or caused to be made such other arrangements for the delivery of such securities as the Plan Administrator deems reasonable.  Securities representing Common Stock purchased by exercise of the Options may be registered only to you (or during your lifetime, to your court appointed legal representative) or to a person to whom the Options have been transferred in accordance with Section 10.6 of the Plan and Section 8 below (Nontransferability).
7.Expiration.  The Options will terminate automatically and without further notice on the Option Termination Date or, unless otherwise determined by the Plan Administrator in its sole discretion or except as otherwise specified in Schedule I hereto, effective as of the following times, if earlier:

(a)Unvested Options.  With respect to those Options which are then unexercisable (after taking into account any applicable accelerated or continued vesting treatment), the Close of Business on the Employment Termination Date.
(b)Vested Options.  With respect to those Options which are then exercisable (after taking into account any applicable accelerated or continued vesting treatment):
(i)Termination for any Reason Other than Disability, Death or for Cause. In the event of termination of your employment for any reason other than your Disability (when Cause does not then exist), your death, or for Cause, at the Close of Business on the last day of the period beginning on the Employment Termination Date and ending 90 days thereafter; provided, however, that if you die during such period, such Options will terminate at the Close of Business on the last day of the one-year period beginning on the date of your death;
(ii)Disability. In the event of termination of your employment with the Company or a Subsidiary by reason of your Disability (when Cause does not then exist), at the Close of Business on the last day of the one-year period beginning on the Employment Termination Date; provided, however, that if you die during such period, such Options will terminate at the Close of Business on the last day of the one-year period beginning on the date of your death; or
(iii)Death. In the event of your death, at the Close of Business on the last day of the one-year period beginning on the date of your death.
(c)Termination for Cause. With respect to all your then outstanding Options, whether exercisable or unexercisable, the date upon which your employment with the Company or a Subsidiary is terminated for Cause.

Notwithstanding any period of time referenced in this Section 7 or Schedule I hereto or any other provision of this Agreement that may be construed to the contrary, the Options will in any event terminate at the Close of Business on the Option Termination Date.  Notwithstanding anything herein or the Plan to the contrary, if the Options would otherwise expire when trading in the Common Stock is prohibited by law or the Company’s insider trading policy pursuant to an event-specific occurrence (as determined by the Company), then the Options shall instead expire on the 30th day after the expiration of such prohibition.

8.Nontransferability.  Options are not transferable (either voluntarily or involuntarily), before or after your death, except as follows: (a) during your lifetime, pursuant to a Domestic Relations Order, issued by a court of competent jurisdiction, that is not contrary to the terms and conditions of the Plan or this Agreement, and in a form acceptable to the Plan Administrator; or (b) after your death, by will or pursuant to the applicable laws of descent and distribution, as may be the case.  Any person to whom Options are transferred in accordance with the provisions of the preceding sentence shall take such Options subject to all of the terms and conditions of the Plan and this Agreement, including that the vesting and termination provisions of this Agreement will continue to be applied with respect to you.  Options are exercisable only by you (or, during your lifetime, by your court appointed legal representative) or a person to whom the Options have been transferred in accordance with this Section 8 and Section 10.6 of the Plan.

9.No Stockholder Rights.  Prior to the exercise of Options in accordance with the terms and conditions set forth in this Agreement, you will not be deemed for any purpose to be, or to have any of the rights of, a stockholder of the Company with respect to any shares of Common Stock represented by the Options, nor will the existence of this Agreement affect in any way the right or power of the Company or its stockholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 10.16 of the Plan.
10.Adjustments. The Options will be subject to adjustment (including, without limitation, as to the Option Exercise Price) in such manner as the Plan Administrator, in its sole discretion, deems equitable and appropriate in connection with the occurrence of any of the events described in Section 4.2 of the Plan following the Grant Date.
11.Confidential Information.  During your employment or service with the Company or a Subsidiary, you will acquire, receive, and/or develop Confidential Information (as defined below) in the course of performing your job duties or services. You will not, during or after your employment or service with the Company or a Subsidiary, without the prior express written consent of the Company, directly or indirectly use or divulge, disclose or make available or accessible any Confidential Information to any person, firm, partnership, corporation, trust or any other entity or third party other than when required to do so in good faith to perform your duties and responsibilities to the Company and provided that nothing herein shall be interpreted as preventing you from (a) doing so when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, (b) doing so when necessary to prosecute your rights against the Company or its Subsidiaries or to defend yourself against any allegations, or (c) communicating with, filing a charge with, reporting possible violations of federal law or regulation to, or participating in an investigation or proceeding conducted by, a government agency, including providing documents or other information to such agency without notice to the Company.  You will also proffer to the Company, any time upon request by the Company or upon termination, to be provided no later than the effective date of any termination of your employment or engagement with the Company for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in your actual or constructive possession or which are subject to your control at such time (other than contracts between you and the Company, pay stubs, benefits information, and copies of documents or information that you require in order to prepare your taxes).  At the time of termination or otherwise upon request by the Company, you agree to permanently delete Confidential Information from all of your personal electronic devices and provide certification to the Company that you are in compliance with this sentence.  For purposes of this Agreement, “Confidential Information” will mean all information respecting the business and activities of the Company or any Subsidiary, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, trade secrets, data gathering methods and/or strategies of the Company or any Subsidiary.  Notwithstanding the immediately preceding sentence, Confidential Information will not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of your breach of any of your obligations under this Section 11).  If you are in breach of any of the provisions of this Section 11 or if any such breach is threatened by you, in addition to and without limiting or waiving any other rights or remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Section 11.  You agree that there is no adequate remedy at law for any such breach or threatened breach and, if any action or proceeding is brought seeking injunctive relief, you will not use as a defense thereto that there is an adequate remedy at law.
12.Right of Offset.  You hereby agree that the Company shall have the right to offset against its obligation to deliver shares of Common Stock, cash or other property under this Agreement to the extent that it does not constitute “non-qualified deferred compensation” pursuant to Section 409A, any outstanding amounts of whatever nature that you then owe to the Company or a Subsidiary.
13.Plan Administrator.  For purposes of this Agreement, the term “Plan Administrator” means the Compensation Committee of the Board of Directors of the Company or any different committee appointed by the Board of Directors as described more fully in Section 3.1 of the Plan.
14.Restrictions Imposed by Law.  Without limiting the generality of Section 10.8 of the Plan, you will not exercise the Options, and the Company will not be obligated to make any cash payment or issue or cause to be issued any shares of Common Stock, if counsel to the Company determines that such exercise, payment or issuance would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which shares of Common Stock are listed or quoted.  The Company will in no event be obligated to take any affirmative action in order to cause the exercise of the Options or the resulting payment of cash or issuance of shares of Common Stock to comply with any such law, rule, regulation or agreement.  Any certificates representing any such securities issued or delivered under this Agreement may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws.
15.Tax Representations.  You hereby acknowledge that the Company has advised you that you should consult with your own tax advisors regarding the national, federal, state and other local or governmental tax consequences or social security costs and charges or similar contributions (wheresoever arising) of receiving the Award. You hereby represent to the Company that you are not relying on any statements or representations of the Company, its Affiliates or any of their respective agents with respect to the national, federal, state and other local or governmental tax consequences or social security costs and charges or similar contributions (wheresoever arising) of receiving the Award. If, in connection with the Award, the Company is required to withhold any amounts by reason of any national, federal, state and other local or governmental tax or social security costs and charges or similar contributions (wheresoever arising), such withholding shall be effected in accordance with Section 10.9 of the Plan and Section 5 (Mandatory Withholding for Taxes).
16.Notice.  Unless the Company notifies you in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by first class mail, postage prepaid, to the address specified for the Company in Schedule I hereto.  Any notice or other communication to you with respect to this Agreement will be provided to you electronically pursuant to the online grant and administration program or via email, unless the Company elects to notify you  in writing, which will be delivered personally, or will be sent by first class mail, postage prepaid, to your address as listed in the records of the Company or any Subsidiary of the Company on the Grant Date, unless the Company has received written notification from you of a change of address.

17.Amendment.  Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Plan Administrator as contemplated by Section 10.7(b) of the Plan.  Without limiting the generality of the foregoing, without your consent:
(a)this Agreement may be amended or supplemented from time to time as approved by the Plan Administrator (i) to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for your benefit or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s stockholders, and provided, in each case, that such changes or corrections will not adversely affect your rights with respect to the Award evidenced hereby (other than if immaterial) or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and
(b)subject to any required action by the Board of Directors or the stockholders of the Company, the Options granted under this Agreement may be canceled by the Plan Administrator and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect any Options (other than if immaterial) to the extent then exercisable.
18.Employment.  Nothing contained in the Plan or this Agreement, and no action of the Company or the Plan Administrator with respect thereto, will confer or be construed to confer on you any right to continue in the employ or service of the Company or any Subsidiary or interfere in any way with the right of the Company or any employing Subsidiary to terminate your employment or service at any time, with or without Cause, subject to the provisions of any employment or consulting agreement between you and the Company or any Subsidiary.
19.Nonalienation of Benefits.  Except as provided in Section 8 (Nontransferability) and Section 12 (Right of Offset), (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (b) no right or benefit hereunder will in any manner be subjected to or liable for the debts, contracts, liabilities or torts of you or other person entitled to such benefits.
20.No Effect on Other Benefits.  Any payments made pursuant to this Agreement will not be counted as compensation for purposes of any other employee benefit plan, program or agreement sponsored, maintained or contributed to by the Company or a Subsidiary unless expressly provided for in such employee benefit plan, program, agreement, or arrangement.
21.Governing Law; Venue.  This Agreement will be governed by, and construed in accordance with, the internal laws of the State designated in Section 10.13 of the Plan.  Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado and in the State of Delaware in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.

22.Waiver.  No waiver by the Company at any time of any breach by you of, or compliance with, any term or condition of this Agreement or the Plan to be performed by you shall be deemed a waiver of the same term or condition, or of any similar or any dissimilar term or condition, whether at the same time or at any prior or subsequent time.
23.Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.
24.Construction.  References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules attached hereto, including the Plan.  All references to “Sections” in this Agreement shall be to Sections of this Agreement unless explicitly stated otherwise.  The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense.  All decisions of the Plan Administrator upon questions regarding the Plan or this Agreement will be conclusive.  Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control.  The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.
25.Rules by Plan Administrator.  The Plan Administrator, in its discretion and as contemplated by Section 3.3 of the Plan, may adopt rules and regulations it deems consistent with the terms of the Plan and as necessary or advisable in its operation and administration of the Plan and this Award.  You acknowledge and agree that your rights and the obligations of the Company hereunder, including with respect to any exercise of the Options, will be subject to any further conditions and such reasonable rules and regulations as the Plan Administrator may adopt from time to time.
26.Entire Agreement.  This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and you regarding the Award.  You and the Company hereby declare and represent that no promise or agreement not expressed herein has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between you and the Company regarding the Award.  Subject to the restrictions set forth in Sections 8 (Nontransferability) and 19 (Nonalienation of Benefits), this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.
27.Acknowledgment.  You will signify acceptance of the terms and conditions of this Agreement by acknowledging the acceptance of this Agreement via the procedures described in the online grant and administration program utilized by the Company.  By your electronic acknowledgment of the Options, you are acknowledging the terms and conditions of the Award set forth in this Agreement as though you and the Company had signed an original copy of the Agreement.
28.Code Section 409A.  The Awards made hereunder are intended to be “stock rights” exempt from Section 409A and this Agreement shall be interpreted and administered accordingly.  Notwithstanding the foregoing, to the extent that Section 409A of the Code or the related regulations and Treasury pronouncements (“Section 409A”) are applicable to you in connection with the Award, this Award is subject to the provisions of Section 10.17 of the Plan regarding Section 409A and each payment under this Agreement shall be treated as a separate payment under Section 409A.  Notwithstanding the foregoing, the Company makes no representations that the Award or the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Award or the Plan.  If this Agreement fails to meet the requirements of Section 409A, neither the Company nor any of its Affiliates shall have any liability for any tax, penalty or interest imposed on you by Section 409A, and you shall have no recourse against the Company or any of its Affiliate for payment of any such tax, penalty or interest imposed by Section 409A.
29.Forfeiture for Misconduct and Repayment of Certain Amounts.  If (a) a material restatement of any financial statement of the Company (including any consolidated financial statement of the Company and its consolidated Subsidiaries) is required and (b) in the reasonable judgment of the Plan Administrator, (i) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (ii) such noncompliance is a result of misconduct on your part, you will repay to the Company Forfeitable Benefits you received during the Misstatement Period in such amount as the Plan Administrator may reasonably determine, taking into account, in addition to any other factors deemed relevant by the Plan Administrator, the extent to which the market value of Common Stock during the Misstatement Period was affected by the error(s) giving rise to the need for such restatement.  “Forfeitable Benefits” means (A) any and all cash and/or shares of Common Stock you received (I) upon the exercise during the Misstatement Period of any Options and SARs you held or (II) upon the payment during the Misstatement Period of any Cash Award or Performance Award you held, the value of which is determined in whole or in part with reference to the value of Common Stock, and (B) any proceeds you received from the sale, exchange, transfer or other disposition during the Misstatement Period of any shares of Common Stock you received upon the exercise, vesting or payment during the Misstatement Period of any Award you held.  By way of clarification, “Forfeitable Benefits” will not include any shares of Common Stock you received upon vesting of any Restricted Stock Units during the Misstatement Period that are not sold, exchanged, transferred or otherwise disposed of during the Misstatement Period. “Misstatement Period” means the 12-month period beginning on the date of the first public issuance or the filing with the Securities and Exchange Commission, whichever occurs earlier, of the financial statement requiring restatement.  Further, in the event that the Plan Administrator, in its reasonable judgment, determines that you breached Section 11 (Confidential Information) or any other non-competition or non-solicitation provisions included in this Agreement, the Plan Administrator may require you to forfeit, return or repay to the Company (X) all or any portion of the Options, whether exercisable or unexercisable, that remain outstanding, and any and all rights with respect to any such Options, (Y) any shares of Common Stock received upon the exercise of any Options during the 12-month period prior to such breach or any time after such breach occurs and (Z) any proceeds realized on the sale of any shares of Common Stock received upon the exercise of any Options during the 12-month period prior to such breach or any time after such breach occurs.  For the avoidance of doubt, any such forfeiture, return or repayment will not limit, restrict or otherwise affect your continuing obligations under Section 11 (Confidential Information) or any other non-competition or non-solicitation provisions included in this Agreement, or the Company’s right to seek injunctive relief or any other relief in the event of your breach of Section 11 (Confidential Information) or any other non-competition or non-solicitation provisions included in this Agreement.
30.Changes to Forfeiture Provisions and Policies.  Please note Section 29 (Forfeiture for Misconduct and Repayment of Certain Amounts), which reflects an important policy of the Company. The Plan Administrator has determined that Awards made under the Plan (including the Award represented by this Agreement) are subject to forfeiture and recoupment in certain circumstances. By accepting this Award, you agree that the Plan Administrator may change the Forfeiture section of any or all of the grant agreements (including this Agreement) from time to time without your further consent to reflect changes in law, government regulation, stock exchange listing requirements or Company policy.

31.Additional Conditions and Restrictions.  You may be subject to additional conditions and restrictions.  If a Schedule II is attached hereto, the additional conditions and restrictions specified therein are considered part of this Agreement.
32.Administrative Blackouts.  In addition to its other powers under the Plan, the Plan Administrator has the authority to suspend (a) the exercise of Options and (b) any other transactions under the Plan as it deems necessary or appropriate for administrative reasons.
33.Stock Ownership Guidelines.  This Award may be subject to any applicable stock ownership guidelines adopted by the Company, as amended or superseded from time to time.
34.Company Information.  You can access the Company’s most recent annual, quarterly and current reports as filed with the Securities and Exchange Commission on the Company’s website specified in Schedule I hereto.  Please refer to these reports as well as the Company’s future filings with the Securities and Exchange Commission (also available on the Company’s website) for important information regarding the Company and its Common Stock.

*****

Schedule I

to

Nonqualified Stock Option Agreement

[Insert Grant Code]

Grant Date:	[____________]
Issuer/Company:	Qurate Retail, Inc., a Delaware corporation
Plan:	Qurate Retail, Inc. 2020 Omnibus Incentive Plan, as amended from time to time
Common Stock:	Qurate Retail, Inc. Series A Common Stock (“QRTEA Common Stock”)
Option Termination Date:	[____________]
Option Exercise Price:	QRTEA Common Stock:$[______]
General Vesting Schedule:

Subject to your continuous employment with the Company from the Grant Date through the following applicable vesting date, each class of the Options will vest and become exercisable, rounded down to the nearest whole number, on the following schedule:

Vesting

Date

Vesting

Percentage

[____________]

[____________]%

[____________]

[____________]%

[____________]

[____________]%

Each portion of the Options that relates to a particular type of Common Stock and is subject to a particular vesting date is referred to herein as an individual “Tranche” (e.g., if this Award includes Options to acquire three types of Common Stock and there are three vesting dates for each type of Common Stock, then there are nine Tranches).

Vesting Terms Upon a Termination without Cause:

Notwithstanding Section 3(a) of the Agreement, if your employment with the Company or a Subsidiary is terminated by the Company or such Subsidiary without Cause, subject to your execution of, and delivery to the Company in accordance with the notice requirements of this Agreement, a general release agreement in a form satisfactory to the Company and such release becoming irrevocable in accordance with its terms, in each case, no later than 60 days following the Employment Termination Date (the “Release Conditions”), a Pro Rata Portion (as defined below) of each remaining unvested Tranche will become vested and exercisable upon the Release Conditions being met.

For purposes of this Agreement, a Pro Rata Portion shall be equal to the product of “A” multiplied by “B,” where “A” equals the number of Options in the applicable Tranche that are not vested on the Employment Termination Date, and “B” is a fraction, the numerator of which is the number of calendar days that have elapsed from the Grant Date through the Employment Termination Date plus (i) an additional 270 calendar days if you are an Assistant Vice President or Vice President of the Company or a Subsidiary on the Employment Termination Date or (ii) an additional 365 calendar days if you are a Senior Vice President, Executive Vice President or Chief of the Company or a Subsidiary on the Employment Termination Date, and the denominator of which is the number of days in the entire vesting period for such Tranche (in no event to exceed the total number of unvested Options in such Tranche as of the Employment Termination Date). The vesting period for each Tranche of Options is the period that begins on the Grant Date and ends on the vesting date for such Tranche.

Post-Termination without Cause Exercise Period:

Notwithstanding Section 7(b)(i) of the Agreement, if your

employment with the Company or a Subsidiary is terminated by the

Company or such Subsidiary without Cause, subject to the Release Conditions being met, those Options which are then exercisable (after taking into account the applicable accelerated vesting treatment)  shall remain exercisable for the period of time beginning on the Employment Termination Date and continuing for the number of days that is equal to the sum of (i) 90, plus (ii) 180 multiplied by your total Years of Continuous Service.

Company Notice Address:	Qurate Retail, Inc. 12300 Liberty Boulevard Englewood, Colorado 80112 Attn: Chief Legal Officer
Company Website:	www.qurateretail.com
Plan Access:	You can access the Plan via the link at the end of the Agreement or by contacting Qurate Retail, Inc.’s Legal Department.